Exhibit 10.15

EXECUTION VERSION

APPOINTMENT OF VALUATION AGENT

December 16, 2019

UBS AG, London Branch

Structured Funding

1285 Avenue of the Americas

New York, NY 10019-6064

Ladies and Gentlemen:

Reference is hereby made to the Indenture dated as of December 16, 2019 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the Indenture) between Great Lakes BCPL Funding Ltd. (the Issuer), and U.S. Bank, National Association, as trustee, whereby the Issuer (i) proposes to issue and sell Class A Notes due December, 2029 (the Notes) in an initial aggregate principal amount of U.S.$76,923,077 and (ii) intends to use the proceeds of the Notes to fund the purchase of Portfolio Assets.  Capitalized terms used but not defined herein have the respective meanings given to such terms in the Indenture.

The Issuer hereby appoints UBS AG (UBS) as Valuation Agent under and for purposes of the Indenture and, to the extent applicable, the other Transaction Documents and (to the extent that the Valuation Agent is an express third party beneficiary under any Transaction Document) the exercise by the Valuation Agent on behalf of the Issuer of the Issuer's rights and remedies thereunder, and UBS hereby accepts such appointment.

This letter agreement and the aforementioned appointment shall terminate upon the earlier of (a) the termination date specified by UBS in a notice to the Issuer and the Trustee that UBS has elected to terminate its appointment as Valuation Agent with effect as of such termination date, and (b) the satisfaction and discharge of the Indenture in accordance with Section 4.1 thereof.

The Issuer agrees that it shall indemnify UBS and its Affiliates and their respective directors, officers, employees and agents (collectively, the UBS Parties) for, and to hold them harmless against, any loss, liability or expense (including reasonable and documented attorney’s fees and expenses) arising out of or in connection with the acceptance by UBS of this appointment, the exercise by UBS of its rights, or performance by UBS of its duties as Valuation Agent, including the costs and expenses of defending themselves (including reasonable and documented attorney’s fees and costs) against any claim or liability in connection with the exercise or performance of any rights or duties of the Valuation Agent under any Transaction Document; provided that no damages claimed hereunder by any UBS Party are the result of acts or omissions constituting bad faith, gross negligence, willful misconduct or fraud of any UBS Party’s obligations hereunder or under the other Transaction Documents.  The obligations of the Issuer under this letter agreement are limited recourse obligations of the Issuer payable solely from the Collateral in accordance with the Indenture, and following the realization of the Collateral in accordance with the Indenture and the application of such amounts in accordance with the terms of the Indenture, all claims of the Valuation Agent shall be extinguished and shall not thereafter revive.

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The Valuation Agent may be removed for cause, on the thirtieth (30th) day after the date on which the Issuer delivers written notice, setting forth the cause of such removal, to the Valuation Agent.  For purposes of determining “cause” with respect to removal of the Valuation Agent, such term shall mean the occurrence of any of the following events:

(i)

The Valuation Agent breaches any provision of this Agreement or any other Transaction Document to which it is a party, which violation or breach (1) has a material adverse effect on the Holders of any Class A Notes and (2) if capable of being cured, is not cured within ten (10) Business Days after the date on which written notice of such breach has been given to the Valuation Agent by the Issuer, or, if such violation or breach is not capable of being cured within ten (10) Business Days but is capable of being cured in a longer period, the Valuation Agent fails to cure such violation or breach within the period in which a reasonably diligent person could cure such violation or breach, but in no event greater than thirty (30) days;

(ii)

the filing of a decree or order for relief by a court having jurisdiction over the Valuation Agent or any substantial part of its property in an involuntary case under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Valuation Agent or for any substantial part of its property, or ordering the winding up or liquidation of the Valuation Agent’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days;

(iii)

the commencement by the Valuation Agent of a voluntary case under the Bankruptcy Law or any other applicable bankruptcy, insolvency or other law now or hereafter in effect, or the consent by the Valuation Agent to the entry of an order for relief in an involuntary case under any such law;

(iv)

the consent by the Valuation Agent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Valuation Agent or for any substantial part of its property, or the making by the Valuation Agent of any general assignment for the benefit of creditors; and

(v)

the failure by the Valuation Agent generally to pay its debts as such debts become due, or the taking of action by the Valuation Agent in furtherance of the actions described in the immediately preceding clauses (ii), (iii) or (iv).

If any of the events specified in the preceding clauses (i) though (v) shall occur, the Valuation Agent shall give prompt written notice thereof to the Issuer and the Trustee upon becoming aware of the occurrence of such event.

If the Valuation Agent shall resign or be removed, or if a vacancy shall occur in the office of the Valuation Agent for any other reason, the Issuer shall promptly appoint a successor Valuation Agent.  The Issuer shall deliver such appointment by written instrument, in duplicate, executed by an Authorized Representative of the Issuer, one copy of which shall be delivered to the Valuation Agent, one copy shall be delivered to the successor Valuation Agent, and one copy shall be delivered to the Trustee.

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Every successor Valuation Agent appointed hereunder shall meet the requirements of this Agreement and shall execute, acknowledge and deliver to the Issuer and the incumbent Valuation Agent an instrument accepting such appointment.  No acceptance of appointment by the successor Valuation Agent shall become effective without the prior written consent of each Holder of the Notes.

If the Issuer shall fail to appoint a successor Valuation Agent and an instrument of acceptance by a successor Valuation Agent shall not have been delivered to the Trustee within thirty (30) days after the giving of notice of resignation or removal, the Trustee or any Holder, on behalf of itself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Valuation Agent satisfying the requirements of this Agreement.  It is expressly agreed that the appointment of the Valuation Agent hereunder is being made for the benefit not only of the Issuer but also the Trustee and each Holder and accordingly the Trustee and each Holder shall constitute a third party beneficiary of this Agreement.

If the Issuer seeks to terminate the Valuation Agent for cause when no such cause exists, it is agreed and acknowledged by the parties hereto that the Holders could be irreparably harmed and monetary damages may not provide an adequate remedy.  Accordingly, it is agreed that any Holder may apply for and shall be entitled to temporary, preliminary and permanent injunctive relief (without the necessity of posting a bond or other security) in order to prevent the termination of the Valuation Agent when no alleged cause event has occurred.  It is understood that any such injunctive remedy shall not be exclusive or waive any right to other remedies at law or in equity.

Notwithstanding any other provision of this Agreement, the Valuation Agent may not, prior to the date which is one year and one day (or, if later, upon the conclusion of the then applicable preference period) after the payment in full of all the Notes, institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under United States Federal or state bankruptcy laws, or any similar laws.

No amendment, modification or waiver in respect of this letter agreement will be effective unless in writing (including a writing evidenced by a facsimile or other electronic transmission) and executed by each of the parties or confirmed by an exchange of electronic messages on an electronic messaging system.  This letter agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.  Delivery of an executed counterpart signature page of this letter agreement by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this letter agreement.

This letter agreement shall be construed in accordance with, and this letter agreement and all matters arising out of or relating in any way whatsoever to this letter agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York.

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EACH OF THE ISSUER, THE SOLE SHAREHOLDER AND UBS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS.  Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of any suit, action or proceedings relating to this letter agreement or any matter between the parties arising under or in connection with this letter agreement, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this and the preceding paragraph.

- signature pages follow -

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If the foregoing correctly sets forth our agreement, please so indicate in the space provided below for that purpose, whereupon this letter agreement and such acceptance hereof shall constitute a binding agreement between the Issuer, the Sole Shareholder and UBS on the date first set forth herein.

Very truly yours,

GREAT LAKES BCPL FUNDING LTD., as Issuer

By:	/s/ Pamela Sen-Gupta
Name:	Pamela Sen-Gupta
Title:	Director

Appointment of Valuation Agent

BC Partners Lending Corporation

as Sole Shareholder

By:	/s/ Edward Gilpin
Name:	Edward Gilpin
Title:	Chief Financial Officer

Appointment of Valuation Agent

Accepted and agreed to as of the date set forth above:

UBS AG, LONDON BRANCH

By:	/s/ Richard Y. Smith
Name:	Richard Y. Smith
Title:	Authorized Signatory

By:	/s/ Owen Ticar
Name:	Owen Ticar
Title:	Authorized Signatory

Appointment of Valuation Agent